SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2000

                   LONG ISLAND PHYSICIAN HOLDINGS CORPORATION
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

New York                      0-27654-NY                    11-3232989
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(State or other               (Commission                   (I.R.S. Employer
jurisdiction of               File Number)                  Identification No.)
incorporation)

         One Huntington Quadrangle Suite 4C-01, Melville, New York 11747
         ---------------------------------------------------------------
                    (Address of principal executive offices)

                                 (516) 454-1900
                                 ---------------
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

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Item 5. Other Events.

      Background. Long Island Physician Holdings Corporation, incorporated in October 1994 (the "Company" or "LIPH"), is a holding company owned by physicians residing in New York State and practicing on Long Island, New York.

      The Company owns 67% of the stock of MDNY Healthcare, Inc. ("MDNY"), an independent practice association-model health maintenance organization ("HMO"), that currently operates primarily in Nassau and Suffolk counties, New York. Catholic Healthcare Services of Long Island, Inc. owns the remaining stock in MDNY. As a result of the Company's 67% ownership of MDNY, MDNY's financial statements are consolidated into the Company's audited financial statements. The Company conducts no operating activities of its own and its principal asset is its stock in MDNY.

      MDNY commenced operations in January 1996. At December 31 1999, MDNY had approximately 80,500 members, comprised of individuals and families, enrolled in its health maintenance plans, point-of-service plans and Medicare plans.

      Certain Developments. On December 29, 1999, MDNY agreed, pursuant to a consent (the "NYSDI Consent") with the Superintendent of the New York State Department of Insurance ("NYSDI"), to a specified schedule of actions toward the receipt by MDNY by March 31, 2000 of investments from one or more qualified parties of at least $5 million. MDNY also consented, upon its failure to comply with such conditions, to the entry of a court order for rehabilitation pursuant to Article 74 of the New York Insurance Law. Such an order would allow the NYSDI, as rehabilitator, to take possession of MDNY's assets and assume control of MDNY's business. After the entry of such an order, NYSDI would also have the right, pursuant to Article 74, to apply for a court order to liquidate MDNY if it determined that further efforts to rehabilitate MDNY would be futile. Any liquidation of MDNY would have a material adverse effect on the value of LIPH's investment in MDNY. Inasmuch as such investment is the principal asset of LIPH, a material dimunition in the value of such investment would have a material adverse effect on LIPH's financial position (including, potentially, insolvency), and the shareholders of LIPH could lose all or part of their investment in LIPH.

      As of the date of this report, MDNY has not met the schedule of actions specified in the NYSDI Consent. In particular, MDNY failed to obtain a letter of intent and to execute definitive agreements regarding the required investment by the applicable deadlines therefor. MDNY has had further consultations with the NYSDI.

      The New York State Department of Health ("NYSDH") and NYSDI have informed MDNY that, as of December 31,1999, MDNY had a statutory net worth deficiency of approximately $5 million, and that, as of December 31, 1999, MDNY was not in compliance with the reserve requirements imposed by New York State law. NYSDH and NYSDI required MDNY to maintain reserves (in the form of statutory net worth) of approximately $8 million at December 31, 1999 compared to MDNY's statutory-basis financial statement net worth at December 31, 1999 of $3 million.


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      In May 2000, MDNY, CHS, LIPH and Island Practice Association, IPA, Inc.
("Island IPA") entered into a Reconciliation Agreement ("Reconciliation Agreement") whereby certain intercompany balances of approximately $5.9 million owed by MDNY and Island IPA to each other were eliminated. As a result of discussions during September 2000, NYSDI indicated to MDNY that NYSDI did not object to the Reconciliation Agreement. MDNY thereafter submitted statutory financial statements for the quarter ended June 30, 2000 that report that MDNY was in compliance at that date with all NYSDI reserve requirements. MDNY continues to work closely with the NYSDI to ensure that the NYSDI agrees that MDNY meets statutory requirements. Although the Company believes that, as a result of MDNY's positive financial performance during 2000 and the effect of the Reconciliation Agreement, MDNY is now in compliance with NYSDI's cash reserve and capital requirements, there can be no assurance that NYSDI will accept the financial statements submitted by MDNY for the quarter ended June 30, 2000 or MDNY's related statutory cash reserve and capital calculations, or that NYSDI will not enforce the NYSDI Consent against MDNY.

      On November 8, 1999, NYSDI published proposed regulations setting forth standards for financial risk transfer between insurers and healthcare providers that would, if adopted, require independent practice associations and individual providers who take risk ("Providers") to demonstrate their financial responsibility and capability to insurers. Providers may be required to demonstrate their financial responsibility by providing a security deposit equivalent to 12.5% of their estimated annual capitation received from the insurer under the financial risk sharing agreement between a Provider and its insurer. Where a provider is a health care facility or an IPA, the financial security deposit may not be less than $100,000 and may consist of either securities or a letter of credit. The requirement would apply to those IPAs that receive annual capitation exceeding $250,000. The proposed regulation arises from NYSDI's efforts to prevent HMO failures in conjunction with their contracts with Providers. In assessing the insurer's ability to fulfill its non-transferable obligation to provide health care services to an HMO's subscribers, the proposed regulation provides that NYSDI would give consideration to the financial condition of the insurer and the Provider as well as to the security deposit. The Company is determining what effect, if any, this regulation could have on MDNY's operations. Any final regulation adopted by the NYSDI could have a negative effect on the Company's financial statements.

      Certain Financial Information. The financial statements of MDNY as of December 31, 1999 and 1998 and for the year then ended were prepared assuming that MDNY will continue as a going concern. The auditor's report states that "[MDNY] has suffered recurring losses from operations since inception and has a working capital deficiency. In addition, as of December 31, 1999 and 1998, [MDNY] is not in compliance with the New York State Insurance Department's cash reserve and capital requirements. These matters raise substantial doubt about [MDNY's] ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty." The Company believes, based on preliminary discussions with its independent auditors, that its financial statements as of December 31, 1999 and 1998 and for the years then ended will also be prepared assuming that the Company will continue as a going concern, and


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will contain explanatory language substantially similar to that in MDNY's audit report regarding the Company's ability to continue as a going concern.

      MDNY has entered into agreements (the "Professional Services Agreements") with certain affiliated independent practice associations (the "IPAs") for the provision of applicable healthcare and administrative services. Pursuant to the Professional Services Agreements, total revenues paid to the IPAs in 1999 were capitated at 82.5% and 84% of net premium for commercial and medicare enrollees, respectively. Revenues paid to the IPAs were capitated at 80% of net premium in 1998 and 1997, respectively. As of December 31, 1999, the IPAs had a collective negative net worth of approximately $11.7 million. The IPAs have incurred losses from operations for 1999, 1998 and 1997 and had working capital deficiencies for such years primarily resulting from Medicare claims exceeding related revenue. In the event that the IPAs are unable to meet their obligations to members of their provider networks, MDNY would be responsible for ensuring that an adequate provider network is maintained to service MDNY's current enrollees. In addition, MDNY could be responsible for the settlement of outstanding claims to providers contracted through the IPAs. In such event, there can be no assurance that MDNY would be able to settle such claims in whole or part, or that MDNY's additional obligations in respect thereof would not have a material adverse effect on MDNY's, and, in turn, the Company's, business, financial condition, results of operations or prospects.

      Certain Factors Affecting Future Operating Results. This Report contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are not based on historical facts but are management's projections or best estimates. The Company's actual results could differ materially from those set forth in the forward-looking statements due to risks and uncertainties. These risks and uncertainties include a variety of factors, including but limited to the following: MDNY's and the IPAs' ability to continue as a going concern; the inability of MDNY to meet HMO statutory net worth requirements; that increased regulation will increase health care expenses or require additional or increased levels of statutory reserve requirements for MDNY and the IPAs; that increased competition in MDNY's markets or a change in product mix will unexpectedly reduce premium revenue; that MDNY will not be successful in increasing membership growth; that health care costs in any given period may be greater than expected due to unexpected incidence of major cases, natural disaster, epidemics, changes in physician practices, and new technologies; and that health care providers who have assumed capitation risk from MDNY will be unable to maintain their operations and reduce or eliminate their accumulated deficits and that MDNY will therefore be unable to maintain an adequate provider network.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant as duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                   LONG ISLAND PHYSICIAN HOLDINGS CORPORATION


                        By: /s/ David J. Weissberg
                            ----------------------------------------
                              David J. Weissberg,
                               President and Chief Executive Officer

Date: December 6, 2000